UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  June 3, 2011

J.B. POINDEXTER & CO., INC.

(Exact name of registrant as specified in its charter)

Commission file number: 033-75154

Delaware	76-0312814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis, Suite 200

Houston, Texas 77002

(Address of principal executive offices)

(Zip Code)

(713) 655-9800

(Registrant’s telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

On June 9, 2011, the Board of Directors of J.B. Poindexter & Co., Inc. (the “Company”), based on the recommendation of management, concluded that the financial statements for the year ended December 31, 2010 (the “2010 Financial Statements”) included in the Company’s Annual Report on Form 10-K for the year then ended (the “2010 Annual Report”) should no longer be relied upon.  The 2010 Financial Statements will be restated to reflect a correction of an error contained therein that relates to the Company’s Consolidated Statement of Cash Flows.  The restatement adjusts the amount the Company reported as depreciation expense resulting from an error in compiling the consolidated total reported in such statement.

The Company’s Consolidated Statement of Cash Flows in the 2010 Financial Statements reflected depreciation and amortization of $15,278,000 as of December 31, 2010, which was understated by $1,273,000.  As a result, the  “other” adjustments included in the determination of operating cash flows was overstated by a corresponding amount.  The net effect of these adjustments do not impact the total cash provided by operating activities as reported in the Consolidated Statement of Cash Flows for the year then ended.  Additionally, this adjustment did not impact the results of operations or financial position of the Company.  Finally, this adjustment did impact the Company’s determination of EBITDA, included as a non-GAAP measure as presented in “Item 6 — Selected Financial Data” of the 2010 Annual Report, which was understated by $1.3 million.

Management has considered the effect of the restatement on the Company’s prior conclusions as to the adequacy and effectiveness of its internal control over financial reporting and disclosure controls and procedures.  Management has concluded that a material weakness in internal controls over financial reporting existed as of December 31, 2010, has implemented certain changes in its internal controls and believes that this weakness will be fully remediated.  The Company will amend any disclosures pertaining to its evaluation of such controls and procedures as appropriate in connection with filing an amendment to the 2010 Annual Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

J.B. Poindexter & Co., Inc.

Date: June 14, 2011	By:	/s/ Michael O’Connor
Michael O’Connor
Chief Financial Officer